Exhibit 10.1

IBM Board of Directors

Amended and Restated

Deferred Compensation and Equity Award Plan

Amendment No. 1

Instrument of Amendment

International Business Machines Corporation (“IBM”) has established and maintains the Amended and Restated Deferred Compensation and Equity Award Plan (the “Plan”).

In accordance with Article X of the Plan, the Board has reserved the right to amend the Plan at any time and from time to time.

The Board amended and restated the Plan effective as of January 1, 2014.

The Board has determined to amend the Plan, as heretofore restated and amended, in the manner set forth in this Instrument of Amendment, effective upon adoption, except as otherwise set forth herein.

Amendment:

1.              Article II(f) is amended to read in its entirety as follows:

“(f)                             Form of Payment of Fees earned prior to January 1, 2014

Except as provided in accordance with a valid election change on or after January 30, 2018 under subsections (f)(i) and (f)(ii) below, any Fees earned prior to January 1, 2014 shall be distributed as a lump sum payment as of the first business day that is at least 30 business days after the date on which the Outside Director ceases to be a member of the Board. Effective January 30, 2018, an Outside Director may, in accordance with the procedures described in subsection (f)(i) below, change this lump sum payment default for Fees earned prior to January 1, 2014 to one of the payment options described in subsection (f)(ii) below.

However, payment may be made on any other day to the extent that such payment is treated as being paid on the date specified above under Treasury Regulation section 1.409A-3(d), which permits payment to be made within 30 days before the specified date and later within the same calendar year, or, if later, within 2-1/2 months following the specified date, provided that the Outside Director is not permitted to designate the taxable year of payment.

(i)                                     Changing the Lump Sum Payment Default for Fees earned prior to January 1, 2014

Effective January 30, 2018, an Outside Director may change the time and/or form of his or her lump sum payment default for Fees earned prior to January 1, 2014 by submitting to the Secretary a completed Payment Election Change Form, provided that:

(A)                   the Outside Director must make such election at least 12 months prior to the date on which he or she ceases to be a member of the Board;

(B)                   the payment date for any lump sum or the start date for any series of installments provided for under the new Payment Election Change Form shall be no earlier than the fifth anniversary of the payment date or start date that would have applied absent a Payment Election Change; and

(C)                   the Outside Director may make only one Payment Election Change.

(ii)                                  Forms of Payment pursuant to a Payment Election Change for Fees earned prior to January 1, 2014

By submitting a completed Payment Election Change Form to the Secretary pursuant to subsection (f)(i) above, each Outside Director may elect to change the lump sum payment default to one of the following payment options, for his or her deferred Fees earned prior to January 1, 2014:

(A)                   a lump sum payment as of the last business day in January of the calendar year immediately following the date on which the Outside Director ceases to be a member of the Board; or

(B)                   between two and ten annual installments, each paid as of the last business day in January beginning with the January immediately following the date on which the Outside Director ceases to be a member of the Board, until the elected number of installments has been paid.  This installment option is treated as the entitlement to a single payment for purposes of Treasury Regulation section 1.409A-2(b)(2)(iii).

To satisfy the five-year delay required pursuant to subsection (f)(i)(B) above and as set forth in ARTICLE VI(c)(i) below, any such new payment will be made (or begin to be made in the case of installments) as of the last business day in January following the calendar year in which occurs the fifth anniversary of the date on which the Outside Director ceases to be a member of the Board.”

2.              Article II(g)(iv) is amended and clarified as follows:

replacing the clause “shall be the fifth anniversary of” in subparagraph (B) thereof with “shall be no earlier than the fifth anniversary of.”

3.              Article IV(a)(i) is amended to read in its entirety as follows:

“(i)                               The Pre-2014 Cash Account, if applicable, is credited with the amount of Fees earned prior to December 31, 2013 that were accrued and deferred as cash (such credit made when such Fees become payable), plus (A) from the date of crediting to December 31, 2013, interest at an annual rate equal to the average of the first 26-week Treasury Bill issued in January and July of each year, and (B) on and after January 1, 2014, an amount equal to interest at an annual rate earned from an investment vehicle selected by the Directors and Corporate Governance Committee (the “Committee”).”

4.              Article IV(a) is amended by adding a new subsection (iii) to read in its entirety as follows:

“(iii)                         Interest credited under subsections (i) or (ii) above will continue until:

(A)                               the first day after the date on which the Outside Director ceases to be a member of the Board for immediate lump sum payments as described in ARTICLE II(f) or ARTICLE II(g)(i)(A); or

(B)                               the last business day of the January immediately preceding the lump sum payment for lump sum amounts or each installment payment for installment payments, as applicable, payable as of the last business day of January.”

5.              Article VI is amended by replacing existing subsection (c) thereof with the following new subsections (c) and (d):

“(c)                            Delivery in the Event of 5-Year Delay Resulting from a Payment Election Change

To the extent payment is delayed in accordance with ARTICLE II(f)(i)(B) or ARTICLE II(g)(iv)(B), delivery of amounts will be made (or begin to be made in the case of installments) as follows, in accordance with the Payment Election Change:

(i)                                     For amounts that, absent the Payment Election Change delay would have been payable in an immediate lump sum under ARTICLE II(f) or II(g)(i)(A), delivery will be made as of the last business day in January of the calendar year immediately following the calendar year in which occurs the fifth anniversary of the date on which the Outside Director ceases to be a member of the Board.

(ii)                                  Otherwise, delivery will be made as of the last business day of January that is the fifth anniversary of the date delivery would otherwise have occurred absent the Payment Election Change delay.

In accordance with subsections (a) and (b) above, an Outside Director electing cash payment(s) in lieu of Shares must provide written notice to the Secretary no later than the date on which the Outside Director ceases to be a member of the Board. Such cash payment election will be a one-time election. Any such payment of Shares in cash shall be equal to the Fair Market Value of the Shares on the last business day of the January immediately preceding such payment.

(d)                                 Delivery in the Event of an Outside Director’s Death

Notwithstanding any other provision of the Plan to the contrary, in the event of an Outside Director’s death, delivery of unpaid amounts from the Pre-2014 Cash Account and the Post-2013 Cash Account and Shares (including fractional shares) from the Pre-2014 Promised Fee Shares Account and the Post-2013 Promised Fee Shares Account will be made to the Outside Director’s estate or beneficiaries, as appropriate, in a lump sum no later than 90 days after the date of death.”